Exhibit 10.15

SEPARATION AGREEMENT

This is an agreement between Dennis Douglas (“Douglas”) and Ranger Energy Services, LLC (“Ranger”) relating to the separation of Douglas from Ranger:

Whereas, Douglas entered into that one certain Employment Agreement (“Agreement”) dated June 24, 2016, between himself and Magna Energy Services, LLC, a Delaware limited liability company;

Whereas, by virtue of a subsequent merger, Ranger became the successor in interest in all regards with respect to the Agreement;

Whereas, on about October 3, 2016, Douglas executed and entered into that one certain Second Amended and Restated Limited Liability Company Agreement of Ranger Energy Holdings L.L.C. (“Ranger LLC Agreement”), Ranger Energy Holdings LLC Restricted Unit Award Agreement (Class D Units) (“D Unit Award”) and Ranger Energy Holdings Restricted Unit Award Agreement (Class C Units) (“C Unit Award”) under which Douglas was granted 100,000 Class D Units and 133,333 Class C Units (collectively, the “Units”);

Whereas, on April 28, 2017, Douglas was notified by the Chief Executive Officer of Ranger that he was being terminated effective May 31, 2017, and was tendered a severance proposal and release; and

Whereas, Douglas and Ranger wish to sever their relationship with one another amicably per the terms contained herein, acknowledging that same represent good and sufficient and complete consideration for the promises reflected here, they therefore AGREE as follows:

1.                                      Consideration from Ranger to Douglas;

(a)                                 Ranger shall pay Douglas the sum of $118,500 for his out-of-pocket expenses relating to his move from Denver, Colorado to Houston, Texas upon the execution of this Separation Agreement and the presentation of reasonable supporting documentation for such expenses;

(b)                                 Ranger shall pay Douglas the sum of $300,000 in severance, payable in twelve (12) equal monthly installments, the first to be paid on June 8, 2017 and continuing thereafter on the first business day of each calendar month until completed.

(c)                                  Ranger shall pay Douglas’ counsel up to $20,000 in connection with the negotiation of this Separation Agreement and preparation of necessary documentation.

(d)                                 Up to seventy-five percent (75%) of the Class D Units and Class C Units (75,000 and 99,999.75 Units, respectively) shall vest in two equal installments. The first such vesting shall occur on September 28, 2017, the second on March 28, 2018. Neither Ranger, the Directors, nor any other party under their control shall exercise the “Call Option” to acquire such Units before the first anniversary of Ranger’s initial public offering of its stock or July 31, 2018, whichever is earlier, other than pursuant to a “Trigger Event” of the type described in clause (b)(vii) of the definition thereof in the Ranger LLC Agreement and that arises from a “Material Breach” of the type described in clauses (c)(ii)-(iii) of the definition thereof that is not cured in the manner described below in Section 1(a). Should Ranger reasonably believe that the Units are subject to forfeiture for a violation of this Separation Agreement, the Employment Agreement, the LLC Agreement, the Unit Award Agreements or otherwise, it shall deliver a written notice to Douglas explaining in detail the basis for the claim that the Units are subject to forfeiture. Douglas shall have the right to respond and to cure any claim forfeiture within 30 days of such notice and, provided that he has initiated reasonable and good-faith efforts to cure, he shall be permitted a reasonable period of time to complete the cure process. Capitalized terms not otherwise defined in this Section 1(d) shall have the meanings set forth in the Ranger LLC Agreement.

(e)                                  Subject to the terms and provisions set forth herein, Ranger shall continue to recognize and preserve all of the rights of the Class C and Class D Units held by Douglas in the same manner as such units held by other unitholders, and Ranger shall take no action to discriminate against, impair or circumvent the rights and privileges of Douglas as compared to other holders of such Class C and Class D units. .

2.                                      Consideration by Douglas to Ranger:

(a)                                 Douglas continue to abide by all terms of the Agreement, save and except that the duration of his obligations against competition with Ranger shall, beginning April 28, 2017, be limited to twelve (12) months and his obligations against solicitation shall be limited to eighteen (18) months. Consistent with the provisions of Section 8(g) of the Agreement, the duration of his obligations against competition shall be extended by any time period he is in breach or has not cured such breach.

(b)                                 Douglas shall execute a general release in the form tendered to him on April 28, 2017, provided that the obligations set forth here for both Parties shall survive the execution of the Release Agreement.

(c)                                  Neither Douglas nor Ranger shall disparage one another or place one another in a false or negative light. Should any third party inquire regarding the nature of or events surrounding the separation, each side shall relay that the Parties reached an amicable agreement to separate from one another and continue to hold one another in high regard.

3.                                      This Separation Agreement shall be confidential by and between the Parties and shall not be disclosed to any third party, save and except (a) in the event of a subpoena or like legal process requiring one of the Parties to produce and report this Separation Agreement; or (b) if disclosure of this Separation Agreement is required by any law or regulation relating to the listing or registration of Ranger equity. In the event legal process is served upon either Party requesting disclosure of this Separation Agreement, then the Party receiving such process shall immediately (within 48 hours) send notice of the subpoena or other process to the counter-party hereto so that, if they wish, they might intervene to protect the confidentiality of this document and Agreement.

4.                                      To the extent not inconsistent herewith, any dispute arising out of or relating to this Separation Agreement shall be resolved within the jurisdictions and by the procedures set forth in the Agreement, Ranger LLC Agreement and Unit Award Agreements.

Signed on this, the 7th day of June, 2017.

Ranger Energy Services, LLC

By:	/s/ Charles Leykum	/s/ Dennis Douglas
Printed Name: Charles Leykum		Dennis Douglas
Title: Manager